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                  [THE WILLIAMS COMPANIES, INC. LETTERHEAD]

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                 FOR RELEASE:   SEPT. 22, 1997

FOR MORE INFORMATION CONTACT:   JIM GIPSON      (918) 588-2111 (MEDIA)
                                MARK HUSBAND    (918) 588-2087 (INVESTORS)
                                RICHARD GEORGE  (918) 588-3679
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       WILLIAMS COMPANIES ANNOUNCES THE COMPLETION OF DEBT TENDER OFFERS


        TULSA - The Williams Companies, Inc. announced today that debt securities of nine series issued by the company and some of its subsidiaries totaling $918.8 million in principal amount (of which $210 million remains subject to delivery and settlement) have been tendered and accepted for purchase in response to the offers to purchase any and all outstanding securities of such series, which at the time had a total outstanding principal amount of approximately $1.3 billion.

        The offers to purchase, announced on Sept. 8, expired at 5 p.m. Eastern time on Friday, Sept. 19. This amount tendered and accepted for purchase represents an average success rate of 75 percent, which is at the upper end of the range the company had anticipated.

        The description, CUSIP number, outstanding principal amount prior to the offers to purchase and the amount tendered and accepted for purchase for each series of securities involved are:



Description of Series           Outstanding Principal           Amount Tendered
and CUSIP Number                Amount Prior to Offers          & Accepted for Purchase

The Williams Companies, Inc.    $150,000,000                    $112,978,000
8 7/8% Debentures
Due 9/15/2012
969457 AM 2

The Williams Companies, Inc.    $143,650,000                    $118,775,000
10 1/4% Debentures
Due 7/15/2020
969457 AH 3

The Williams Companies, Inc.    $ 86,000,000                    $ 39,856,000
9 3/8% Debentures
Due 11/15/2021
969457 AK 6


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
Transco Energy Company          $200,000,000               $162,220,000
9 1/8% Notes
Due 5/1/1998
893532 AD 3

Transco Energy Company          $125,000,000               $101,767,000
9 5/8% Notes
Due 6/15/2000
893532 AA 9

Transco Energy Company          $150,000,000               $102,074,000
9 3/8% Notes
Due 8/15/2001
893532 AE 1

Transco Energy Company          $125,000,000               $ 98,165,000
9 7/8% Notes
Due 6/15/2020
893532 AC 5

Northwest Pipeline Corporation  $100,000,000               $ 66,000,000
10.65% Debentures
Due 11/15/2018
667748 AD 9

Northwest Pipeline Corporation  $150,000,000               $116,951,000
9% Debentures
Due 8/1/2022
66748 AE 7



        Williams consists of the nations's largest-volume system of interstate natural gas pipelines; business units offering a complete array of traditional and leading-edge energy solutions; and single-source providers of national business communications systems and international satellite and fiber-optic video services. (NYSE:WMB). Company information is on the World Wide Web at http://www.twc.com.




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